Exhibit 10.1
INDEMNITY AGREEMENT

THIS AGREEMENT has been entered into as of the __ day of ____, 20__
BETWEEN:
ARBUTUS BIOPHARMA CORPORATION, a company duly incorporated under the laws of the Province of British Columbia, and having an office at 701 Veterans Circle, Warminster, PA 18974
(the “Indemnitor”)
AND:
_________[insert name]____________, with an address c/o 701 Veterans Circle, Warminster, PA 18974 USA

(the “Indemnitee”)
WHEREAS:
(A)the Indemnitor has requested the Indemnitee to act as a director or officer of the Indemnitor and may ask the Indemnitee to act in a similar capacity with affiliates of the Indemnitor; and
(B)the Indemnitee has agreed, subject to the granting of the indemnities and releases herein provided for, to act as a director or officer of the Indemnitor and act in a similar capacity with affiliates of the Indemnitor if requested;
NOW THEREFORE in consideration of these premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereto covenant and agree as set forth below.
1.INDEMNITY
1.1Subject to §1.2, and §2.6(b) below the Indemnitor shall indemnify and save harmless the Indemnitee, and the Indemnitee’s successors, heirs and personal representatives (together with the Indemnitee, the “Indemnified Parties”) against and from:
(a)any and all actions and claims, whether current, threatened, pending or completed, whether civil, criminal, quasi-criminal or administrative, of every nature and kind whatsoever which may be brought or made by any person, firm, corporation or government, or by any governmental department, body, commission, board, bureau, agency or instrumentality against the Indemnified Parties in connection with the Indemnitee’s execution of the duties of his office held as a director or officer with the Indemnitor or any affiliate of the Indemnitor from time to time;
(b)any and all costs, damages, charges, expenses (including legal fees and disbursements, on a full indemnity basis), fines, liabilities (statutory or otherwise), losses and penalties which the Indemnitee may sustain, incur or be liable for in consequence of
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his acting as a director or officer of the Indemnitor or any affiliate of the Indemnitor from time to time, whether sustained or incurred by reason of the Indemnitee’s negligence, default, breach of duty, breach of trust, failure to exercise due diligence or otherwise in relation to the Indemnitor or any of its affiliates from time to time, or any of their respective affairs; and
(c)without in any way limiting the generality of the foregoing, any and all costs, damages, charges, expenses (including legal fees and disbursements on a full indemnity basis), fines, liabilities, losses and penalties which the Indemnified Parties may sustain, incur or be liable for as a result of or arising by operation of statute and incurred by or imposed upon the Indemnified Parties in relation to the affairs of the Company in the Indemnitee’s capacity as director or officer, including but not limited to, all statutory obligations to creditors, employees, suppliers, contractors, subcontractors and any government or agency or division of any government, whether federal, provincial, state, regional or municipal whether existing at the date hereof or incurred hereafter, and without in any way limiting the generality of the foregoing, the Indemnitor agrees that should any payment or reimbursement made pursuant to this Agreement, including without limitation the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy upon the Indemnified Parties, then the Indemnitor shall pay such amount as may be necessary to ensure that the amount received by or on behalf of the Indemnified Parties, after the payment of or withholding for such tax, fully reimburses the Indemnified Parties for the actual cost, expense or liability incurred by or on his or her behalf.
1.2Notwithstanding the provisions of §1.1, the Indemnitor shall not be obligated to indemnify or save harmless the Indemnified Parties against and from any action, claim, cost, damage, charge, expense, fine, liability, loss or penalty:
(a)if in respect thereof the Indemnitee failed to act honestly and in good faith with a view to the best interests of the Indemnitor or its affiliate as the case may be;
(b)in the case of a criminal or administrative action or proceeding, if the Indemnitee did not have reasonable grounds for believing that his conduct was lawful;
(c)arising out of any act, error or omission of the Indemnitee that is fraudulent or malicious and that is committed by the Indemnitee with actual fraudulent or malicious purpose or intent; or
(d)for which he is entitled to indemnity pursuant to any valid and collectible policy of insurance, to the extent of such insurance. Where partial indemnity is provided by such policy of insurance, the obligation of the Indemnitor under §1.1 shall continue in effect but be limited to that portion of the liability for which indemnity is not provided by such policy.
1.3The determination of any claim by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Indemnitor or with the care, diligence, and skill of a reasonably prudent person or, in the case of a criminal or administrative action or proceeding, that he or she did not have reasonable grounds for believing that his conduct was lawful (unless the judgment or order of a court specifically finds otherwise) or that the Indemnitee had committed wilful neglect or gross default.
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2.DEFENSE
2.1For the purposes of this section 2:
“Action” means any action, inquiry, investigation, suit or other proceeding before a court or other tribunal in which a Claim is brought, made or advanced by or against the Indemnitee;
“Claim” means any allegation of charge, claim, cost, damage, expense, fine, liability, loss or penalty contemplated by §1.1;
“Judgment” means an award of damages or other monetary compensation made in an Action or any amounts the Indemnitee is ordered to pay by any court or other tribunal or any government, governmental department, body, commission, board, bureau, agency or instrumentality having proper jurisdiction as a result of any Claim brought, made or advanced of or against the Indemnitee; and
“Settlement” means an agreement to compromise a Claim or an Action.
2.2Upon the Indemnitee becoming aware of any pending or threatened Claim or Action, the Indemnitee must provide written notice of it to the Indemnitor as soon as is reasonably practicable.
2.3The Indemnitor shall have full power and authority to conduct such investigation of each Claim as is reasonably necessary in the circumstances and shall pay all costs of such investigation.
2.4Subject to this subsection and §2.6(b), the Indemnitor shall defend, on behalf of the Indemnitee, any Claim or Action, even if the basis for the Claim or Action is groundless, false or fraudulent. If the Indemnitor has reasonable grounds for believing that any of the circumstances described in §1.2 apply to the Claim or Action, then the Indemnitor, upon giving the Indemnitee written notice of its belief and the grounds therefore, may refuse to so defend the Claim or Action, but such refusal shall not relieve the Indemnitor from any of its obligations of indemnity hereunder if it has determined that none of the provisions of §1.2 apply to the Claim or Action.
2.5The Indemnitor shall consult with and pay reasonable heed to the Indemnitee concerning the appointment of any defence counsel to be engaged by the Indemnitor in fulfillment of its obligation to defend a Claim or Action, pursuant to §2.4.
2.6With respect to a Claim or Action for which the Indemnitor is obliged to indemnify the Indemnitee hereunder:
(a)the Indemnitor may conduct negotiations towards a Settlement and, with the written consent of the Indemnitee (which the Indemnitee agrees not to unreasonably withhold), the Indemnitor may make such Settlement as it (in its sole judgment) deems appropriate or expedient in the circumstances, provided, however, that the Indemnitee shall not be required, as part of any proposed Settlement, to admit liability or agree to indemnify the Indemnitor in respect of, or make contribution to, any compensation or other payment for which provision is made by such Settlement; and
(b)if the Indemnitee fails to give his consent to the terms of a proposed Settlement which is otherwise acceptable to the Indemnitor and the claimant, the Indemnitor may require the Indemnitee to negotiate or defend the Claim or Action independently of the Indemnitor and in such event any amount recovered by such claimant in excess of the
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amount for which Settlement could have been made by the Indemnitor, shall not be recoverable under this Indemnity, it being further agreed by the parties that the Indemnitor shall only be responsible for legal fees and costs up to the time at which such Settlement could have been made.
2.7The Indemnitor shall have the right to negotiate a Settlement in respect of any Claim or Action which is founded upon any of the acts specified in §1.2. In the event that the Indemnitor negotiates a Settlement in respect of any of the acts specified in §1.2, the Indemnitee shall pay any compensation or other payment for which provision is made under the Settlement (and shall not seek indemnity or contribution from the Indemnitor), within 60 days of the Indemnitor making demand therefor, together with all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence of the Claim or the Action in respect of which the Settlement was made, including the cost of any investigation undertaken by the Indemnitor in connection therewith, to the date the Settlement was made.
2.8The Indemnitor shall pay any Judgment which may be given against the Indemnitee unless any of the circumstances set out in §1.2 applies to the Action in respect of which the Judgment is given or unless and to the extent the Indemnitee is otherwise entitled to indemnity under the policy of insurance as contemplated by §1.2(d) in either case, the Indemnitee shall pay to the Indemnitor, within 60 days of the Indemnitor making demand therefore, all, fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence and appeal of the Action, including the costs of any investigation undertaken by the Indemnitor in connection with the Action.
2.9Upon the request of the Indemnitee and subject to the restrictions set out in the Business Corporations Act (British Columbia), the Indemnitor shall pay the expenses of the Indemnitee incurred in relation to a Claim or an Action indemnified hereunder, provided the Indemnitee hereby gives an undertaking to repay such expenses if it is finally determined that such payments are not indemnifiable under this agreement or prohibited by the Business Corporations Act (British Columbia).
3.GENERAL
3.1Nothing herein contained shall in any way affect the Indemnitee’s right to resign from his position as director or officer of the Indemnitor at any time.
3.2The indemnity and release herein provided for shall survive the termination of the Indemnitee’s position as director or officer of the Indemnitor, the termination of this Agreement, and shall continue in full force and effect thereafter.
3.3This Agreement supersedes all prior agreements between the parties with respect to its subject matter. Notwithstanding the forgoing, nothing in this Agreement shall be deemed to diminish or otherwise restrict an Indemnified Party’s right to indemnification under any provision of the Indemnitor’s articles or under applicable corporate law.
3.4Unless stated otherwise, all monies to be paid hereunder shall be paid within 10 days of becoming payable.
3.5The Indemnitee acknowledges that he or she has been advised to obtain independent legal advice with respect to entering into this Agreement, that he or she has obtained such independent legal advice or has expressly waived such advice, and that he or she is entering into this Agreement with full knowledge of the contents hereof, of his own free will and with full capacity and authority to do so.
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3.6If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.
3.7Each party hereto agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.
3.8This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.
3.9Time shall be of the essence of this Agreement.
3.10This Agreement and the application or interpretation hereof shall be governed exclusively by its terms and by the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereto hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.
IN WITNESS WHEREOF parties hereto have duly executed this Agreement as of the date first written above.
ARBUTUS BIOPHARMA CORPORATION
Per:
    Authorized Signatory
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Signed, Sealed and Delivered by ________[insert name]__________ in the presence of: Witness (Signature) Name (please print) Address City, Province Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	[insert name and sign above]

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Schedule to Exhibit 10.1

The following directors and executive officers are parties to an Indemnity Agreement with the Company, each of which are substantially identical in all material respects to the representative Indemnity Agreement filed herewith as Exhibit 10.1 except as to the name of the signatory and the effective date of each signatory’s Indemnity Agreement. The name of each signatory to the Indemnity Agreement is set forth below. The actual Indemnity Agreements are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

INDEMNITEE

Lindsay Androski
David C. Hastings
Karen Sims MD, PhD
J. Christopher Naftzger

Robert Alan Beardsley
Joseph Bishop
Matthew Gline
Anuj Hasija

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